Exhibit 99.1

DEXTERA SURGICAL PROVIDES CORPORATE UPDATE

-- Preliminary Fiscal 2018 First Quarter Revenue –

-- Update on Strategic Partnership --

-- Conference Call at 8:30 a.m. ET Today --

REDWOOD CITY, Calif. – October 5, 2017 – Dextera Surgical Inc. (Nasdaq: DXTR), a company developing and commercializing the MicroCutter 5/80™ Stapler, today announced that revenue for the third quarter of fiscal 2018 will be approximately $568,000, with a current backorder of approximately $178,000 for MicroCutter Staplers and reloads.

“As we have scaled up production of the MicroCutter 5/80, we have had difficulty qualifying some of the raw material for our reloads and as a result we experienced limited ability to ship product to our customers,” said Julian Nikolchev, president and CEO of Dextera Surgical. “We are working diligently to resolve these issues.”

Mr. Nikolchev continued, “While we continue to have active discussions with B. Braun regarding a strategic collaboration, these discussions are taking longer than expected and with support from our investment banker, the Board has decided to explore all strategic options available to us at this time.”

Conference Call Details

To access the live conference call today at 8:30 a.m. Eastern Time via phone, please dial 844-419-1785 from the United States and Canada or 216-562-0472. The conference ID is 96063203. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately four hours after the call through October 12, 2017, and may be accessed by dialing 855-859-2056 from the United States and Canada or 404-537-3406 internationally. The replay passcode is 96063203.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at ir.dexterasurgical.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Dextera Surgical

Dextera Surgical designs and manufactures proprietary stapling devices for minimally invasive surgical procedures. In the U.S., surgical staplers are routinely used in more than one million minimally invasive laparoscopic, video-assisted or robotic-assisted surgical procedures annually.

Dextera Surgical also markets the only automated anastomosis devices for coronary artery bypass graft (CABG) surgery on the market today: the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System. These products, sold by Dextera Surgical under the Cardica brand name, have demonstrated long-term reliable clinical performance for more than a decade.

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Forward-Looking Statements

The statements in this press release regarding the expected revenue for the first quarter of fiscal year 2018 are "forward-looking statements." There are a number of important factors that could cause results to differ materially from those indicated by these forward-looking statements, including that the company has not closed its books for the quarter and unexpected changes may be discovered during the closing process. Other risks regarding Dextera Surgical are detailed from time to time in Dextera Surgical’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, under the caption “Risk Factors.” Dextera Surgical expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Dextera Surgical’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@dexterasurgical.com